                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      NATIONWIDE HEALTH PROPERTIES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 19, 1996

To the Stockholders:

  The Annual Meeting of Stockholders of Nationwide Health Properties, Inc. (the "Company") will be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California on April 19, 1996 at 1:00 p.m., for the following purposes:

    1. To elect two directors;

    2. To vote upon a proposal to amend the Company's Stock Option Plan;

    3. To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 1996; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The nominees for election as directors are R. Bruce Andrews and Charles D. Miller, both of whom are currently serving as directors of the Company.

  The Board of Directors has fixed the close of business on March 8, 1996 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting, or any adjournments thereof.

  We encourage you to attend the meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the election of the directors named in the attached Proxy Statement and FOR the proposal to amend the Company's Stock Option Plan and FOR the ratification of Arthur Andersen LLP as independent accountants for the year ending December 31, 1996. Please sign and return the proxy card promptly in the enclosed envelope. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

                                                By Order of the Board of
                                                 Directors

                                                       R. Bruce Andrews
                                                President and Chief Executive
                                                Officer

March 14, 1996
Newport Beach, California

                      NATIONWIDE HEALTH PROPERTIES, INC.
                       4675 MACARTHUR COURT, SUITE 1170
                        NEWPORT BEACH, CALIFORNIA 92660

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 19, 1996

  The accompanying proxy is solicited by the Board of Directors of Nationwide Health Properties, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held April 19, 1996, and at any adjournments of the meeting. It is anticipated that this proxy material will be mailed on or about March 14, 1996.

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is neither revoked nor suspended, it will be voted by those therein named.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The outstanding voting securities of the Company as of March 8, 1996 consisted of 38,729,932 shares of Common Stock, par value $.10 per share ("Common Stock"). Stockholders of record as of the close of business on March 8, 1996 are entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the meeting. Shares represented by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting and who will also determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and (except as noted below) as shares present for other purposes but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

  The following table sets forth the names of those stockholders known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock at December 31, 1995, as adjusted to reflect the two-for-one stock split effective on March 8, 1996.

                                                      COMMON STOCK   PERCENT OF
                                                      BENEFICIALLY   OUTSTANDING
      BENEFICIAL OWNER                                   OWNED         SHARES
      ----------------                                ------------   -----------
      Cohen & Steers Capital Management, Inc.........  3,728,200(1)      9.6%
        757 Third Avenue
        New York, NY 10017
      Scudder, Stevens & Clark, Inc. ................  3,725,000(2)      9.6%
        345 Park Avenue
        New York, NY 10154
      Franklin Resources, Inc........................  2,361,500(3)      6.1%
        777 Mariners Island Blvd.
        San Mateo, CA 94404

- --------
(1) Cohen & Steers Capital Management, Inc. had sole dispositive power with respect to 3,728,200 of such shares and sole voting power with respect to 3,178,000 of such shares. Share ownership numbers are based on information as of December 31, 1995 obtained from a Schedule 13G filed with the Securities and Exchange Commission by Cohen & Steers Capital Management, Inc.

(2) Scudder, Stevens & Clark, Inc. had sole dispositive power with respect to 3,725,000 of such shares, sole voting power with respect to 1,501,000 of such shares and shared voting power with respect to 1,431,400 of such shares. Share ownership numbers are based on information as of December 31, 1995 obtained from a Schedule 13G filed with the Securities and Exchange Commission by Scudder, Stevens & Clark, Inc.

(3) Franklin Resources, Inc. had shared dispositive power with respect to 2,361,500 of such shares, sole voting power with respect to 2,263,400 of such shares and shared voting power with respect to 74,200 of such shares. Share ownership numbers are based on information as of December 31, 1995 obtained from a Schedule 13G filed with the Securities and Exchange Commission by Franklin Resources, Inc.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

  Pursuant to the Company's Articles of Incorporation, the directors have been divided into three groups. At the meeting, two directors will be elected in one group to hold office for a term of three years or, in each case, until their respective successors shall have been duly elected and qualified. The remaining directors shall continue in office until their respective terms expire and until their successors have been duly elected and qualified.

  The nominees for election to the two positions of director to be voted upon at the meeting are R. Bruce Andrews and Charles D. Miller. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Andrews and Miller to hold office as directors for a term of three years each or until their respective successors have been duly elected and qualified. The affirmative vote of a majority of all votes cast at the Annual Meeting is required for the election of directors.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event would the proxy be voted for more than two nominees.

  The following information relates to the nominees for election as directors of the Company, the other persons whose terms as directors continue after the meeting, certain executive officers, and all directors and executive officers of the Company as a group:

                                                                                           COMMON STOCK
                                                                                           BENEFICIALLY
                                                                               EXPIRATION    OWNED AT
                                                                               OF TERM AS  FEBRUARY 29,
      NAME               AGE                     POSITION                      DIRECTOR(1)   1996(2)
      ----               ---                     --------                      ----------- ------------
Milton J. Brock, Jr.*x..  80 Chairman of the Board and Director                   1998        40,600(3)
R. Bruce Andrews*x......  55 President, Chief Executive Officer and Director      1996       138,366
David R. Banks+*........  59 Director                                             1996        21,400
Sam A. Brooks, Jr.*(S)..  57 Director                                             1997        41,200
Charles D. Miller(S)+x..  68 Director                                             1996        42,200
Jack Samuelson*.........  71 Director                                             1998         2,400
Mark L. Desmond.........  37 Senior Vice President and Chief Financial Officer                36,600
T. Andrew Stokes........  48 Senior Vice President of Corporate Development                   11,500
Gary E. Stark...........  40 Vice President and General Counsel                                9,000
All directors and executive officers as a group (10 persons)..............................   343,266(3)

- --------
*  Member of Investment Committee
(S)Member of Audit Committee
+  Member of Compensation Committee
x  Member of Nominating Committee
(1) All directors were first elected in 1985, except R. Bruce Andrews, who was elected in October 1989, and Jack D. Samuelson, who was elected in October 1994.

(2) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power and have been adjusted to reelect the two-for-one stock split effective on March 8, 1996. In each instance, and in the aggregate for all directors and executive officers as a group, shares owned represent less than 1% of the outstanding Common Stock.

(3) Such amount includes 1,600 shares held in trusts for certain of Mr. Brock's family members, of which Mr. Brock serves as trustee, and 35,400 shares held in a trust, of which Mr. Brock and his wife serve as trustees. Such amount does not include 6,000 shares owned by Mr. Brock's wife, as to which Mr. Brock disclaims any beneficial interest.

  MILTON J. BROCK, JR.--Chairman of the Board of the Company since September 1989 and a director of the Company since its inception. Mr. Brock served as President and Chief Executive Officer of the Company from June 1988 to September 1989. Mr. Brock began his career in 1940 with M. J. Brock & Sons, Inc., a real estate contractor and developer, and was elected President in 1959, Chairman and Chief Executive Officer in 1973 and Chairman Emeritus in 1985 upon his retirement. Mr. Brock was a director of Bank of America REIT (now BRE Properties) from its inception until his retirement in 1985, and had served for 26 years as a director of Hollywood Presbyterian Medical Center.

  R. BRUCE ANDREWS--President and Chief Executive Officer of the Company since September 1989 and a director of the Company since October 1989. Mr. Andrews had previously served as a director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. From 1986 through 1989, Mr. Andrews was engaged in various private investments. Mr. Andrews is also a director of Alexander Haagen Properties, Inc. and ARV Assisted Living, Inc.

  DAVID R. BANKS--Director. Mr. Banks has served as Chairman and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities, pharmacies and pharmacy-related outlets, since October 1995. Mr. Banks joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979, was elected President and Chief Executive Officer in May 1989 and was elected Chairman, President and Chief Executive Officer in March 1990. He has been a director of Beverly Enterprises, Inc. since September 1979. Mr. Banks is also a director of Ralston Purina Company and Wellpoint Health Networks Inc. Mr. Banks was Chairman of the Board of the Company from its inception until June 1988.

  SAM A. BROOKS, JR.--Director. Mr. Brooks has been President and Chief Executive Officer and a Director of Renal Care Group, Inc., an operator of outpatient dialysis clinics since February 1996 and has been President of MedCare Investment Corporation, a health care investment company, since May 1991. Mr. Brooks was Chairman of Rivendell of America, an operator of in-patient psychiatric facilities, from June 1989 to April 1991. Mr. Brooks is a director of Kinetic Concepts, Inc., PhyCor, Inc. and Quorum Health Group, Inc. Mr. Brooks was Chairman of the Board of the Company from June 1988 to September 1989. Mr. Brooks served as President and Chief Executive Officer of the Company from its inception until June 1988. Mr. Brooks was the Chief Financial Officer of Hospital Corporation of America, a hospital management company, from 1970 to 1985.

  CHARLES D. MILLER--Director. Mr. Miller has served as the Chairman and Chief Executive Officer of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels and office products, since 1983. Mr. Miller is also a director of Great Western Financial Corporation, Edison International and Pacific Mutual Life Insurance Company.

  JACK D. SAMUELSON--Director. Mr. Samuelson co-founded Samuelson Brothers, a real estate contractor and developer, in 1946 and has served as President and Chairman of the Board since 1957.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held nine meetings during 1995. During that period, no director attended less than 75% of all meetings of the Board and of committees on which he served.

  The Audit Committee, which met twice in 1995, selects the Company's independent accountants, fixes the compensation to be paid to such accountants, reports to the Board with respect to the scope of audit procedures and determines whether certain policies and procedures of the Company are being complied with.

  The Investment Committee, which held seven meetings during 1995, has the power to approve the Company's investments and reviews the Company's investment policies.

  The Compensation Committee, which held four meetings in 1995, has been delegated the functions of the Board with respect to the compensation of the Company's key management personnel, and administration of the Company's Stock Option Plan and Deferred Compensation Plan.

  The Nominating Committee, which met once in 1995, reviews candidates for director suggested by management, directors, stockholders and others and makes recommendations to the Board of Directors regarding the composition of the Board of Directors and selection of individual candidates for election to the Board of Directors. Suggestions by stockholders for candidates should be submitted in writing, accompanied by biographical material for evaluation, and sent to the office of the President, Nationwide Health Properties, Inc., 4675 MacArthur Court, Suite 1170, Newport Beach, California 92660.

  Non-employee directors receive compensation for their Board service in the amount of $23,000 per year. The Chairman receives an additional $12,000 per year. Committee chairmen receive additional compensation for their Board Committee service in the amount of $3,600 per year. Non-employee directors also receive $1,000 for attendance at each meeting of the Board and $500 for attendance at each committee meeting. The Company reimburses directors for travel expenses incurred in connection with their duties as directors of the Company.

  Directors who are not full-time officers of the Company receive formula awards of restricted stock on an annual basis under the Company's Stock Option Plan. The current amount of such awards is 1,200 restricted shares per year, but an amendment to the Stock Option Plan would increase that number to 2,000 if approved by the stockholders at the Annual Meeting. See "Proposal II."

  In addition, non-employee directors are eligible to participate in the Retirement Plan for Directors (the "Directors' Retirement Plan"), whereby individuals who were directors as of January 1, 1990 and subsequently terminate their service as a director with at least five years of service are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual director retainer in effect at the time of the eligible director's termination from the Board. The current retainer amount is $23,000 per year. Any increases in the annual retainer which take effect after an eligible director's termination from the Board will automatically operate to increase the annual retirement benefit under the Directors' Retirement Plan.

  Benefits under the Directors' Retirement Plan will be paid for a period equal to the number of years of service that the eligible director served on the Board. Upon death of an eligible director, any benefits under the Directors' Retirement Plan will be paid to his or her surviving spouse in accordance with the same payment schedule set forth above until receipt of the maximum benefit to which the eligible director would have been entitled had he or she survived or until the death of the eligible spouse, whichever occurs first.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth for the years ended December 31, 1995, 1994 and 1993, the compensation for services in all capacities to the Company of those persons who were at December 31, 1995 (i) the chief executive officer and (ii) the other highly compensated executive officers of the Company whose total 1995 salary and bonus exceeded $100,000 (the "Named Executive Officers"). No other individuals served as executive officers during 1995.

                          SUMMARY COMPENSATION TABLE

                                                     LONG-TERM
                                                    COMPENSATION
                                                    ------------
                                                     RESTRICTED
                               ANNUAL COMPENSATION  STOCK AWARDS
                               -------------------- ------------
NAME AND PRINCIPAL                                                   ALL OTHER
POSITION                  YEAR SALARY($)  BONUS($)     ($)(1)    COMPENSATION($)(2)
- ------------------        ---- ---------- --------- ------------ ------------------
R. Bruce Andrews........  1995 $ 366,500  $ 220,000   $254,625        $14,660
 President & Chief        1994   346,500    210,000    238,688         13,860
 Executive Officer        1993   330,000    165,000    233,625         13,200

Mark L. Desmond.........  1995   126,000     50,400     72,750          5,040
 Senior Vice President    1994   120,000     50,000     53,438          4,800
 & Chief Financial        1993   115,000     34,500     50,063          4,600
 Officer

T. Andrew Stokes........  1995   126,000     50,400     72,750            --
 Senior Vice President    1994   120,000     50,000     53,438          4,800
 of Corporate             1993   115,000     34,500     25,031          4,238
 Development

Gary E. Stark...........  1995   120,000     36,000     54,563            --
 Vice President &         1994   114,000     34,200     53,438            --
 General Counsel          1993   105,000     31,500     50,603            --

- --------
(1) Restricted stock awards vest five years after the date of issuance. Dollar amounts shown equal the number of shares of restricted stock awarded multiplied by the stock price on award date, without giving effect to the diminution of value attributable to the restrictions on such stock. The table below shows the number, as adjusted for the two-for-one stock split effective on March 8, 1996, and value of the aggregate restricted stock holdings as of December 31, 1995 of each Named Executive Officer:

                                                               SHARES   VALUE
                                                               ------ ----------
      R. Bruce Andrews........................................ 54,800 $1,150,800
      Mark L. Desmond......................................... 13,000    273,000
      T. Andrew Stokes........................................ 11,500    241,500
      Gary E. Stark...........................................  9,000    189,000

  The value of the aggregate restricted stock holdings is based upon the closing price of the Company's Common Stock on December 31, 1995 of $21.00, without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its shares of Common Stock.

(2) Such amounts represent the Company's matching contribution to the Named Executive Officers deferred compensation plan account.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1995 and unexercised stock options held as of December 31, 1995, as adjusted for the two-for-one stock split effective on March 8, 1996. During 1995, no options were granted to any of the Named Executive Officers.

                                                                                VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                        OPTIONS AT FISCAL         OPTIONS AT FISCAL
                           SHARES                          YEAR-END(#)             YEAR-END($)(A)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
     NAME                EXERCISE(#) REALIZED($)(A) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                ----------- -------------- ----------- ------------- ----------- -------------
Mark L. Desmond.........    1,800       $22,163        3,400          --        $52,275         --

- --------
(A) Market value of the underlying securities at exercise date or year-end, as the case may be, minus the exercise price of "in-the-money" stock options.

EXECUTIVE EMPLOYMENT SECURITY POLICY

  The Company has adopted an Executive Employment Security Policy which provides generally that if, within three years following a change of control, the employment of any plan participant is terminated, except under defined circumstances, the participant shall be entitled to receive payments equal to their highest compensation for twelve to thirty-six months depending upon the participant's length of employment. Such payments would be reduced by one-half of any compensation received from any new employment. R. Bruce Andrews, Mark
L. Desmond, T. Andrew Stokes and Gary E. Stark have been designated plan participants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Banks serves as Chairman, President and Chief Executive Officer of Beverly Enterprises, Inc. Mr. Banks is a member of the Company's Compensation Committee and was Chairman of the Board of Directors of the Company from its inception until June 1988. At December 31, 1995, Beverly Enterprises, Inc. or its subsidiaries ("Beverly") leased and operated 45 of the Company's 168 owned facilities and operated four of the 42 facilities securing the Company's mortgage loans receivable. During 1995, the Company sold two facilities to Beverly, the lessee of such facilities, for an aggregate purchase price of $6,250,000. The Company received $625,000 in cash and mortgage notes in the amount of $5,625,000 which are secured by such facilities. Beverly paid aggregate rent, including additional rent, and interest payments of approximately $21,921,000 to the Company in 1995. The aggregate minimum rental payable in 1996 by Beverly to the Company for the 45 facilities leased and operated as of December 31, 1995 is expected to be approximately $14,992,000. Additional rent, based upon increased net patient revenues of such facilities, may also be payable by Beverly to the Company in 1996. The aggregate interest payable in 1996 by Beverly to the Company for the mortgage loans is expected to be approximately $867,000.

                     REPORT OF THE COMPENSATION COMMITTEE
                    WITH RESPECT TO EXECUTIVE COMPENSATION

  Members of the Compensation Committee administer the Company's various incentive plans, including its stock incentive plan, its annual bonus plan and its deferred compensation plan. In addition, the Committee reviews compensation levels of members of management, evaluates the performance of management and considers management succession. The Committee reviews with the Board in detail all aspects of compensation for the Company's executive officers.

  The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relates to and is contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is "at risk" with annual bonus and long-term incentive compensation amounting to a significant portion of each executive officer's total compensation.

  In the fall of 1995, the Compensation Committee retained the services of Strategic Compensation Associates ("SCA"), an executive compensation consulting firm, to assist the Committee in its assessment of the Company's compensation programs for its executive officers. SCA's study developed two peer groups of companies: (1) publicly-traded healthcare real estate investment trusts (REITS); and (2) publicly-traded general REITs. From its analysis of the peer groups of companies, SCA calculated total shareholder return on a three-year basis for healthcare REITs and general REITs, and on a five-year basis for general REITs. SCA then determined competitive compensation levels for the Company's four senior executives and developed recommendations for long-term incentives, including the recommendation that the Company's 1989 Stock Option Plan be amended to provide for performance-based dividend equivalents.

  While SCA's assessment included an analysis of bonus payments to be made in January of 1996 for 1995 performance, its recommendations primarily addressed compensation for 1996 and future years.

1995 EXECUTIVE COMPENSATION COMPONENTS

  The Company's executive compensation for 1995 was based on three key components.

  BASE SALARY. Salaries for executives were reviewed by the Compensation Committee in February of 1995 and were increased based upon a subjective assessment of the individual executive's contribution to the Company as well as competitive pay levels. Base salary was intended to be set at a level competitive to amounts paid to executive officers of companies with similar business structure, size and marketplace orientation. The consideration of competitive salaries for 1995 was subjective and was based on the business experience of the members of the Compensation Committee and not on a specific list of companies, the comparable performance of such other companies, or on target levels tied to salaries of comparable companies.

  ANNUAL BONUS. The annual bonuses for 1995 were awarded in January of 1996 in cash based upon the recommendations of SCA, including an evaluation by SCA of the performance of the Company as a whole, together with a subjective evaluation by the Compensation Committee of the performance of each executive officer.

  LONG-TERM INCENTIVES. All of the executive officers participate in the Company's Stock Option Plan. That plan's primary purpose is to offer an incentive for long-term performance of the Company. The plan provides for awards of restricted stock, grants of options and stock appreciation rights.

  Since 1992, awards of restricted stock have been made annually to the executive officers of the Company. Such restricted stock vests five years after the date of award and is intended to build each executive officer's equity interest in the Company as well as provide incentives for the long-term performance of the Company. Awards to executive officers other than the Chief Executive Officer have ranged between 1,500 to 4,000 shares per year, and awards to the Chief Executive Officer have ranged between 13,400 and 14,000 per year, as adjusted for the two-for-one stock split effective on March 8, 1996. The levels of such awards were determined in part by an assessment of the performance of the Company based on subjective and objective factors, including total return to stockholders, growth in per share funds from operations, asset growth, credit quality and the perception of the Company by industry analysts; however, no specific targets are assigned or established by the Compensation Committee for these criteria. The levels of awards made and the proportion of total compensation payable through restricted stock awards is not subject to any fixed formula.

1995 CEO COMPENSATION

  Mr. Andrews' salary for 1995 was set by the Compensation Committee at its February 1995 meeting. Mr. Andrews' base salary was increased $20,000 to $366,500 in light of salaries being paid to other similarly situated CEO's as determined based on the business experience of the members of the Compensation Committee and in recognition of the Company's performance in 1994 under his leadership.

  Mr. Andrews' bonus with respect to 1995 was $220,000, or approximately 60% of his base salary for 1995, and was awarded based on the recommendation of SCA as well as a subjective evaluation by the Committee of Mr. Andrews' performance and of the performance of the Company as a whole.

  Mr. Andrews was awarded 14,000 shares of restricted stock in February 1995, or 69% of his base salary based on the market value of the stock on the award date. The purpose of this award was to provide a long-term incentive to Mr. Andrews as the stock vests on the fifth anniversary of the award date. The award was based upon a subjective evaluation of Mr. Andrews' performance and that of the Company as a whole.

POLICY WITH RESPECT TO SECTION 162(M)

  The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide such executive officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

March 14, 1996                            Compensation Committee
                                          Charles D. Miller (Chairman)
                                          David R. Banks

                               PERFORMANCE GRAPH

  The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts' (NAREIT) Equity Index and the Standard & Poor's 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG NHP, S&P 500 INDEX AND NAREIT EQUITY INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          S&P           NAREIT
(Fiscal Year Covered)        NHP            500 INDEX     EQUITY INDEX
- -------------------          ----------     ---------     ------------
Measurement Pt-  12/90        $100           $100         $100
FYE   12/91                   $170.26        $130.47      $135.68
FYE   12/92                   $219.58        $140.41      $152.2
FYE   12/93                   $256.22        $154.56      $180.43
FYE   12/94                   $276.84        $156.6       $181.88
FYE   12/95                   $350.1         $215.45      $215.18

  IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  PROPOSAL II

                           APPROVAL OF AMENDMENT TO
                    THE NATIONWIDE HEALTH PROPERTIES, INC.
                1989 STOCK OPTION PLAN, AS AMENDED AND RESTATED

  The Board of Directors adopted the Nationwide Health Properties, Inc. Stock Option Plan on November 13, 1989, which was approved by the stockholders of the Company on April 27, 1990. On January 24, 1992, the Board of Directors amended and restated the 1989 Stock Option Plan, and the stockholders of the Company approved the amendment and restatement on April 24, 1992. The principal terms of the 1989 Stock Option Plan, as Amended and Restated (the "Plan") are summarized below. The Board of Directors amended the Plan on January 19, 1996, subject to stockholder approval. The amendment to the Plan (the "Amendment") increases the number of shares available for grants of awards under the Plan, increases the formula awards of restricted stock to directors who are not full-time officers and provides for awards of dividend equivalents relating to stock options. Annexed to this Proxy Statement as Exhibit A is the text of the Amendment which should be referred to for a complete statement of its terms and provisions. The closing price of the Common Stock of the Company on March 8, 1996, as reported by the New York Stock Exchange was $21 7/16 per share.

REQUIRED VOTE

  The affirmative vote by a majority of the shares present or represented and entitled to vote at the Annual Meeting will constitute approval of the Amendment. If the Amendment is not approved by the Company's stockholders, the Plan will continue in effect in its unamended form. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.

PURPOSE OF THE PLAN

  The Plan constitutes a key element of the Company's long-term incentive program which is intended to attract, retain and motivate key employees and directors of the Company, to align key employee, director and stockholder interests and to provide participants with added incentives for high levels of performance and for efforts to increase the earnings, value and distributions of the Company.

PROPOSED AMENDMENT TO THE PLAN

  A total of 800,000 shares of Common Stock are currently authorized for issuance under the Plan, of which 309,500 shares remain available for grants of future awards. The Board of Directors has determined that additional shares are necessary for grants of awards under the Plan in order for the Company to meet its objectives under its long-term incentive program. The Amendment would increase the total number of shares authorized by the Plan by 800,000 shares, thereby making an aggregate of 1,109,500 shares currently available for grants. The number of securities issuable under the Plan and pursuant to outstanding options and stock appreciation rights will continue to be subject to adjustment to prevent enlargement or dilution of rights resulting from recapitalizations, reorganizations or similar transactions.

  In addition, the Plan provides for formula awards of restricted stock to certain directors who are not full-time officers of the Company in the amount of 1,200 shares for each initial grant made under the Plan and 1,200 additional shares on or after each anniversary of such initial grant. In order to continue to attract and retain qualified directors, the Amendment would increase the number of restricted shares granted to directors each year from 1,200 to 2,000 shares (both as initial grants and as subsequent annual grants). Awards of 2,000 shares of restricted stock have been granted, subject to stockholder approval of the Amendment, to each of Messrs. Brock, Banks, Brooks, Miller and Samuelson. Such awards constitute an increase of 800 restricted shares to each of these individuals.

  Finally, the Amendment authorizes grants of dividend equivalents with stock options. Dividend equivalents represent the amount of dividends that would have been paid on shares subject to outstanding stock options between the date of grant of the stock option and the date of exercise or expiration, as if the shares subject to the stock option were outstanding on the date of grant. The dividend equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such conditions as are determined by the Compensation Committee. Dividend equivalents are subject to the same general terms, limitations and restrictions imposed on stock options under the Plan.

  Awards of dividend equivalents related to stock options for an aggregate of 89,000 shares have been made, subject to stockholder approval of the Amendment, as follows: Mr. Andrews: 40,000 shares; Mr. Stokes: 15,000 shares; Mr. Desmond: 14,000 shares; Mr. Stark: 10,000 shares and Mr. Sheehan: 10,000 shares. Such dividend equivalents are payable in cash based on a formula approved by the Compensation Committee. That formula depends on the Company's performance measured for up to a five-year period by total return to stockholders (increase in stock price and dividends paid) compared to peer companies and other companies comprising a general index of real estate investment trusts, in each case as selected by the Compensation Committee.

  The new Plan benefits proposed under the Amendment are summarized below:

                               NEW PLAN BENEFITS

                      NATIONWIDE HEALTH PROPERTIES, INC.
                1989 STOCK OPTION PLAN, AS AMENDED AND RESTATED

                                             FORMULA AWARDS
                                             OF RESTRICTED        DIVIDEND
                                                 STOCK          EQUIVALENTS
                                            ---------------- ------------------
                                             NUMBER  DOLLAR   NUMBER   DOLLAR
             NAME AND POSITION              OF UNITS VALUES  OF UNITS VALUES(3)
             -----------------              -------- ------- -------- ---------
R. Bruce Andrews, President and Chief
 Executive Officer.........................    --        --   40,000  $ 82,000
Mark L. Desmond, Senior Vice President
 and Chief Financial Officer...............    --        --   14,000  $ 28,700
T. Andrew Stokes, Senior Vice President,
 Development...............................    --        --   15,000  $ 30,750
Gary E. Stark, Vice President and General
 Counsel...................................    --        --   10,000  $ 20,500
Current Executive Officers as a Group(1)...    --        --   89,000  $182,450
Current Non-Executive Directors as a
 Group(2)..................................  4,000   $85,750     --       --

- --------
(1) Includes grants to Messrs. Andrews, Desmond, Stokes and Stark, as well as the grant of dividend equivalents on 10,000 shares to Mr. Sheehan who joined the Company as Vice President of Development on January 23, 1996.
(2) Includes grants to Messrs. Banks, Brock, Brooks, Miller and Samuelson.
(3) Earning all or part of the payment of the 1996 award of dividend equivalents depends on the Company's performance measured for up to a five year period by the total return to stockholders compared to peer companies and other companies comprising a general index of real estate investment trusts. The value of the dividend equivalents is based upon the discounted present value of the dividends that may be paid under the 1996 award formula assuming an 8% discount rate, a $.37 quarterly dividend and a ten year option term. As such, the value of the 1996 award of dividend equivalents per unit ranges from $0 to $8.20 depending upon the Company's actual performance, as follows: 50th percentile: $2.05; 60th percentile:
    $4.10; 70th percentile: $6.15; 80th percentile: $8.20. The above table reflects the Company achieving a total return to stockholders equal to the average return of the comparison companies.

SUMMARY DESCRIPTION OF THE PLAN

  The material features of the Plan, other than those described above, are described below:

  General. Under the Plan, awards may consist of any combination of stock options (incentive or non-qualified), restricted stock and stock appreciation rights ("SARs"). Officers, directors and employees of the Company and its subsidiaries are eligible for selection to participate in the Plan. The Company currently has 6 directors, 5 officers and 6 employees (a total of 16 persons).

  The Plan classifies participants into three classes: Class I (directors who are not full-time officers); Class II (directors who are full-time officers) and Class III (any officer or employee who is not a director). Only Class I Participants are eligible to receive formula awards of restricted stock and are not eligible for grants of stock options and SARs. Class II and Class III Participants are eligible to receive grants of restricted stock, stock options and SARs.

  Administration. The Compensation Committee of the Board of Directors constitutes the Plan Committee, the administrator of the Plan. The Compensation Committee may grant, in its sole and absolute discretion, shares of restricted stock, non-qualified stock options, incentive stock options and SARs for such number of shares, at such times, and on such terms and conditions, subject to the express provisions of the Plan, as it deems advisable and specifies in the respective grants. The members of the Compensation Committee are Messrs. Banks and Miller.

  Restricted Stock. Shares of restricted stock must be released to a participant in accordance with the schedule established by the Compensation Committee, but in no event less than six months from the date of grant to Class II and Class III Participants and not less than three years after the date of grant to Class I Participants (unless such a Class I Participant retires from the Board). All shares of restricted stock must be released prior to the expiration of ten years from the date of grant. Unless a written agreement provides otherwise or upon normal retirement, termination with the Company causes cancellation of unreleased stock certificates. During continued employment or affiliation, however, the participant has the right to vote all shares and to receive all dividends. Each grant of restricted stock must be evidenced by a written agreement.

  Stock Options. The Compensation Committee must designate each grant of a stock option as an incentive stock option or a non-qualified stock option and must establish the terms and conditions of such options in a written agreement.

  The exercise price of incentive stock options must be at least 100% of the fair market value on the date of grant (110% if granted to an employee who owns 10% or more of the Common Stock). Further, no grant of incentive stock options may be made to a participant during any calendar year in which the participant holds incentive stock options, exercisable for the first time, and the aggregate fair market value of such option shares exceeds $100,000.

  The Compensation Committee determines the exercise price of option shares at the date of grant, subject to the restrictions on incentive stock options discussed above. Options that have become exercisable but have not been exercised by the holder continue to be exercisable until the option expires, as such expiration date is determined by the Compensation Committee, subject to a one-year minimum, a 10-year maximum for incentive stock options and an 11-year maximum for non-qualified stock options.

  Stock Appreciation Rights. SARs may be granted in connection with stock options or separately and must be evidenced by a written agreement. SARs granted in connection with options entitle the grantee to surrender the unexercised portion of the option to which the SAR relates in exchange for an amount determined by multiplying the difference between the option exercise price and the fair market value on the date of exercise by the number of shares of Common Stock related thereto, subject to limitations imposed by the Compensation Committee. SARs independent of options entitle the holder to a similar payment when exercised, in the amount of the difference between the fair market value on the date of exercise and the exercise price of the SARs, multiplied by the number of applicable shares. The committee establishes the term of the SARs, but each SAR must expire within 11 years of the date of grant.

  General Terms of Restricted Stock, Stock Options and SARs. Stock options, SARs and unreleased shares of restricted stock are not transferable other than by will or by law and are only exercisable by the optionee or grantee during the lifetime of such optionee or grantee. Further, If an optionee ceases to be affiliated with the Company for a reason other than disability or death, stock options and SARs granted to such optionee (to the extent exercisable on the date of termination) expire on the earlier of the expiration date specified in applicable agreements or three months from the date of departure. An agreement with a participant may provide that in the event a participant is discharged for cause, all options and SARs lapse immediately upon termination of employment. If termination is due to retirement, death or total disability, options and SARs exercisable on the date of termination must be exercised within 12 months of the date of termination.

  In the event the stockholders of the Company approve the dissolution or liquidation of the Company, certain mergers or consolidations, or the sale of all or substantially all of the assets of the Company, each option and SAR becomes immediately exercisable on the condition that the triggering event is consummated. Upon the consummation of such an event, the Plan terminates, all unreleased shares of restricted stock are released and all stock options and SARs are terminated, unless provisions are otherwise made by the successor corporation at its sole discretion.

  The Board of Directors may suspend, amend or terminate the Plan at any time, subject to the limitation that the Plan may only be amended once every six months (other than to comply with applicable laws). If any amendment to the Plan would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the aggregate number of securities that may be issued under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, then to the extent then required by Rule 16b-3 under the Exchange Act to secure benefits thereunder or to avoid liability under Section 16 of the Exchange Act (and Rules thereunder) or required under the provisions of the Internal Revenue Code for qualification of incentive stock option, or required by the rules of the New York Stock Exchange or required by any applicable law, or deemed necessary or advisable by the Board, such amendment shall be subject to stockholder approval.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the principal United States federal tax consequences under current laws relating to stock options and related dividend equivalents granted under the Plan.

  Non-qualified Options. A participant receiving a non-qualified stock option under the Plan does not recognize taxable income on the date of grant of the option, assuming (as is usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the participant must generally recognize ordinary income at the time of exercise of the non-qualified stock option in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The amount of ordinary income recognized by a participant is deductible by the Company in the year that the income is recognized. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending on how long the shares of Common Stock are held.

  Incentive Stock Options. A participant who is granted an incentive stock option under the Plan does not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the Common Stock received upon exercise of the incentive stock option over the option exercise price is includable in the participant's adjusted alternative minimum taxable income and may be subject to the alternative minimum tax.

  Upon disposition of the Common Stock acquired upon exercise of an incentive stock option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the option exercise price, provided that the participant has not disposed of the Common Stock within two years of the date of grant or within one year from the date of exercise. Unlike the case in which a non-qualified option is exercised, the Company is not entitled to a tax deduction upon either the timely exercise of an incentive stock option or upon disposition of the Common Stock acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income by disposing of the Common Stock without satisfying the holding period requirements discussed above.

  Dividend Equivalents. A participant receiving dividend equivalents under the Plan does not recognize taxable income on the date of grant. Dividend equivalents are generally taxable, however, as ordinary income to the recipient on the date such equivalents are paid to the recipient. The amount of ordinary income recognized by a participant is generally deductible by the Company in the year that the income is recognized.

  Restricted Stock Awards. The recipient of a restricted stock award will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time the restrictions lapse over the amount which the recipient paid for the restricted stock. However, the recipient may elect, within 30 days after the date of receipt of the award, to report the excess of the fair market value of the stock over the amount paid as ordinary income at the time of receipt. (If, however, such election is made and for any reason the restrictions imposed on the Common Stock fail to lapse, the individual will not be entitled to a deduction.) The Company may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income.

  Stock Appreciation Rights. The recipient of an SAR is not taxed upon the grant of the SAR. Upon the exercise of an SAR, the holder generally will be taxed at ordinary income tax rates on the amount of cash received and the fair market value of any Common Stock received. The amount of ordinary income recognized by the recipient is deductible by the Company in the year that the income is recognized.

  Accelerated Payments. If, as a result of certain changes in control of the Company or the occurrence of certain other significant events involving the Company, a recipient's options and related SARs become immediately exercisable, or if restrictions immediately lapse on Common Stock which is part of a restricted stock award, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the occurrence of the change in control or other event, equals or exceeds a threshold amount equal to 300% of the recipient's average annual taxable compensation over the five calendar years preceding the year in which the change in control or other event occurs. In such case, the excess of the total parachute payments over such recipient's average annual taxable compensation will be subject to a 20% nondeductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT.

                                 PROPOSAL III

                      RATIFICATION OF APPOINTMENT OF AND
               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has selected Arthur Andersen LLP as its auditors for the year ending December 31, 1996, subject to ratification by stockholders. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 1995 and has been the Company's auditors since the Company's inception in 1985.

  If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be considered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

  Representatives of Arthur Andersen LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is expected that they will be available to respond to appropriate questions from stockholders at the meeting.

                             STOCKHOLDER PROPOSALS

  November 17, 1996 is the date by which proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                           EXPENSES OF SOLICITATION

  The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged D.F. King, Inc. to deliver proxies for a fee of approximately $750 plus out-of-pocket expenses.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with.

                                 OTHER MATTERS

  A copy of the annual report of the Company for the year ended December 31, 1995, including financial statements, is enclosed herewith. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO MARK L. DESMOND, CHIEF FINANCIAL OFFICER OF THE COMPANY, AT 4675 MacARTHUR COURT, SUITE 1170, NEWPORT BEACH, CALIFORNIA 92660.

  The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                 R. Bruce Andrews
                                          President and Chief Executive
                                           Officer

March 14, 1996
Newport Beach, California

                                   EXHIBIT A

                               AMENDMENT TO THE
                      NATIONWIDE HEALTH PROPERTIES, INC.
                            1989 STOCK OPTION PLAN
                   AS AMENDED AND RESTATED JANUARY 24, 1992

  The Nationwide Health Properties, Inc. 1989 Stock Option Plan, as amended and restated January 24, 1992 (the "Plan"), shall be and hereby is amended by Nationwide Health Properties, Inc., a Maryland corporation (the
"Corporation"), pursuant to this amendment ("Amendment") as follows:

  1. The first sentence of Section 4 of the Plan is hereby amended to read as follows:

    "Subject to adjustments as provided in Section 18 hereof, the maximum number of shares of Common Stock which may be issued as Restricted Stock or upon exercise of all Stock Options or pursuant to Stock Appreciation Rights granted under this Plan is limited to One Million Six Hundred Thousand (1,600,000) shares in the aggregate."

  2. The first paragraph of Section 6 of the Plan is hereby amended to read as follows:

    "Initial grants of Restricted Stock made to Class I Participants who first become eligible after January 1, 1996 shall be in the amount of 2,000 shares. Additional grants of 2,000 shares shall be made to each Class I Participant on or after each anniversary of the initial grant made heretofore under the Plan, commencing January 1, 1996."

  3. Section 9(f) of the Plan is hereby added and in its entirety reads as follows:

  "(f) Dividend Equivalents. In addition to Stock Options granted under this Plan, "Dividend Equivalents" may be granted under this Plan. The Dividend Equivalents shall be based on the dividends declared on the Common Stock and shall be credited as of dividend payment dates, during the period between the date of grant and the date the Stock Option is exercised or expires, as determined by the Plan Committee. Such Dividend Equivalents shall be payable in cash or additional shares of Common Stock by such formula and at such time and subject to such conditions as may be determined by the Plan Committee. Sections 13 through 21, Sections 24 through 26 and Section 29 of the Plan, as such sections apply to stock options, also shall apply to Dividend Equivalents."

  4. Except as expressly provided hereinabove, the provisions of the Plan shall remain in full force and effect as set forth therein.

                           ^ FOLD AND DETACH HERE ^
                                     PROXY
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      NATIONWIDE HEALTH PROPERTIES, INC.

  The undersigned hereby appoints Mark L. Desmond, Don M. Pearson and Gary E. Stark and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on March 8, 1996, at the Annual Meeting of Stockholders to be held on April 19, 1996 and at any adjournment thereof.

                                     (Continued and to be signed on other side)

                                                   Pleasemark
                                                   yourvotes
                                                     asthis
                                                    X
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY NOMINEE NAMED ABOVE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PERSONS NAMED AS PROXIES, AND EACH OF THEM, SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED.

FOR             WITHHELD
                 FOR ALL
1.ELECTION OF DIRECTORS--FOR each nominee listed below.
R. Bruce Andrews and Charles D. Miller.

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- --------------------------------------------------------------------------------
WITHHOLD
AUTHORITY to
vote for
each
nominee.
               FOR

             AGAINST

                   ABSTAIN

FOR

AGAINST

      ABSTAIN
3. PROPOSAL--To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 1996.
4. In their
discretion,
the proxies
are
authorized to
vote upon
such other
business as
may properly
come before
the meeting
and at any
adjournment
thereof.
2. PROPOSAL--To amend the Company's Stock Option Plan.
                         (SEE OTHER SIDE)
PLEASE INDICATE ANY CHANGE IN THE ABOVE ADDRESS
- ---







NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD
BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER
AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
Dated ____________________________________________________________________ ,1996
________________________________________________________________________________
________________________________________________________________________________
                          Signature of Stockholder(s)

PLEASE SIGN, DATE AND RETURN TODAY IN THE ENCLOSED ENVELOPE. THIS PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.
                            ^ FOLD AND DETACH HERE ^